Exhibit 4.50

THE SYMBOL “[    ]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Power of Attorney Re Shareholder’s Rights of

Beijing Gongse Enterprise Management Co., Ltd.

I, Luo Yueting, a Chinese citizen with the Chinese Identification No. [    ], holding 20% of the equity interest in Beijing Gongse Enterprise Management Co., Ltd. (the “Target”) as of the date of this Power of Attorney (representing RMB 100,000 registered capital of the Target), hereby irrevocably authorize Tencent Music (Beijing) Co., Ltd. (the “WFOE”) to exercise the following rights with respect to the existing and future equity interests held by myself in the Target (the “Owned Equity Interest”) during the effective term of this Power of Attorney:

Authorizing WFOE as my sole and exclusive proxy, to exercise, including without limitation, the following rights on my behalf with full authority with respect to the Owned Equity Interest: 1) to attend the shareholders’ meetings of the Target; 2) to exercise all shareholder’s rights and shareholder’s voting rights which I am entitled with under the laws and the articles of association of the Target, including without limitation, rights to sell, transfer, pledge or otherwise dispose of all or any part of the Owned Equity Interest; and 3) as my authorized representative, to appoint and elect the legal representative, directors, supervisors, managers and other senior management of the Target.

WFOE shall be authorized to execute, on my behalf, any and all agreements to which I shall be a party as specified in the Exclusive Option Agreement entered into as of the date hereof by and among me, WFOE and the Target, the Equity Interest Pledge Agreement entered into as of the date hereof by and among me, WFOE and the Target, and the Loan Agreement entered into as of the date hereof by and between me and WFOE (together with any amendments, revisions or restatements, the “Transaction Documents”), and duly perform the Transaction Documents. The authority granted under this Power of Attorney shall not be limited by the exercise of such right in any way.

Any act conducted or any documents executed by WFOE with respect to the Owned Equity Interest shall be deemed conducted or executed by myself which I shall acknowledge.

WFOE shall be entitled to assign the authority to any other individual or entity for conducting the abovementioned matters without the necessity to inform me or obtain my prior consent. WFOE shall appoint a Chinese citizen to exercise the abovementioned rights as required by the PRC laws (if any).

As long as I am a shareholder of the Target, this Power of Attorney shall be irrevocable and remain valid and effective from the date of this Power of Attorney.

During the effective term of this Power of Attorney, I hereby waive all rights in connection with the Owned Equity Interest that have been granted to WFOE under this Power of Attorney, and will refrain from exercising such rights on my own.

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This Page is the signature page to the Power of Attorney.

Signature: /s/ Luo Yueting

Name: Luo Yueting

Nov. 25, 2021

Accepted by:

Tencent Music (Beijing) Co., Ltd.

/s/ Tencent Music (Beijing) Co., Ltd.

[Company Chop is affixed]

Acknowledged by:

Beijing Gongse Enterprise Management Co., Ltd.

/s/ Beijing Gongse Enterprise Management Co., Ltd.

[Company Chop is affixed]

Signature Page of Power of Attorney Re Shareholder’s Rights of Beijing Gongse Enterprise Management Co., Ltd.

between Tencent Music (Beijing) Co., Ltd. and Luo Yueting